Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ramsey Property Management, LLC hereby consents to the use of its name and to the reference of its report dated March 7, 2014, related to the proved crude oil and natural gas reserves and future net revenues of Nitro Petroleum Incorporated as of January 31, 2014, in the Annual Report of Nitro Petroleum Incorporated on Form 10-K for the year ended January 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statement of Nitro Petroleum Incorporated on Form S-8 (File No. 333-161526, effective August 25, 2009, and File No. 333-168431, effective July 30, 2010).

/s/ Ramsey Property Management, LLC

Oklahoma City, Oklahoma

May 16, 2014